UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 4, 2008

Conexant Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-24923	25-1799439
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 MacArthur Boulevard, Newport Beach, California		92660
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-483-4600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Dwight Decker resigned as Chairman of the Board on August 14, 2008 but continues to serve as a director of Conexant Systems, Inc. (the "Company"). On December 4, 2008, the Company and Mr. Decker entered into an employment agreement which replaces and supersedes any previous employment arrangements or agreements between Mr. Decker and the Company and its affiliates. Pursuant to the employment agreement, Mr. Decker will serve as an advisor to and will report to the chief executive officer, and his employment will be considered on a part-time basis and allow Mr. Decker to pursue other business interests. Mr. Decker's new employment term will begin on December 4, 2008 and conclude on December 31, 2009. Following that initial term, the agreement will be automatically extended for additional one-year terms, unless either party notifies the other that it no longer wishes the extensions to continue. Although Mr. Decker will not receive any remuneration for his services as a director, in exchange for his services as an employee he will be paid an initial annual base salary of $100,000 through December 31, 2009. For future periods, Mr. Decker's annual base salary will be determined by the Board of Directors or the Compensation Committee (and may be increased or decreased in their discretion). Through December 31, 2009, if the Company grants equity awards to members of the Board, the Company will grant Mr. Decker twice the number of equity awards, and in the same form, granted to other non-executive members of the Board during that time. Thereafter, the Company will grant Mr. Decker equity awards determined by the Board of Directors or Compensation Committee. Mr. Decker will be entitled to employee benefits such as health, dental, life and disability insurance and savings plan participation.

If Mr. Decker's employment terminates for any reason, the Company will promptly pay him any accrued but unpaid annual base salary (and any other unpaid amounts) through his termination date. If the Company terminates the employment without "cause" (as defined in the agreement) before December 31, 2009, then the Company will (i) pay Mr. Decker his annual base salary and provide benefits through December 31, 2009 in accordance with the Company’s normal payroll practices and (ii) provide coverage under the Company's health insurance plan to Mr. Decker and his eligible dependents for up to 18 months following termination. If Mr. Decker voluntarily terminates his employment at any time, or the Company terminates his employment without "cause," on or before December 31, 2009, all unvested options to purchase Company Stock, shares of restricted Company Common Stock and restricted stock units held by Mr. Decker will become fully vested on his termination date, and, all vested stock options may be exercised until the earlier of (A) the second anniversary of his termination date, and (B) the expiration date of such options set forth in the option award. If a change of control (as defined in the agreement) occurs on or before December 31, 2009 and the Company terminates Mr. Decker's employment on or before that date other than due to cause, disability or death, then (i) the Company will pay to Mr. Decker a lump-sum payment of $300,000; (ii) the Company will provide coverage under the Company's health insurance plan to Mr. Decker and his eligible dependents for up to 18 months following termination; and (iii) all of his options, shares of restricted Company Common Stock and restricted stock units will become fully vested on the termination date and all vested stock options may be exercised until (A) the earlier of the second anniversary of the termination date and (B) the expiration date of such options set forth in the option award. Mr. Decker is restricted from competing with the Company (to the extent permitted by law) or soliciting employees or customers of the Company during and for 12 months after the employment period.

The foregoing description of the employment agreement is qualified in its entirety by reference to the full text of said agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

10.1 Employment Agreement by and between Dwight W. Decker and Conexant Systems, Inc., dated December 4, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Conexant Systems, Inc.

December 9, 2008	By:	Michael Vishny

Name: Michael Vishny
Title: Senior Vice President, Human Resources

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement by and between Dwight W. Decker and Conexant Systems, Inc., dated December 4, 2008